Exhibit (a)(5)

                                                           PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.,
1640 School Street
Moraga, California 94556

                                  June 2, 2000

Offer for units of limited partnership interest ("Units") in BROWN-BENCHMARK PROPERTIES LIMITED PARTNERSHIP, an Delaware limited partnership(the "Partnership"), extended through July 3, 2000 and purchase price increased to $15 per Unit

     MP VALUE FUND 6, LLC; MP VALUE FUND 4, LLC; MORAGA FUND 1, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; ACCELERATED HIGH YIELD PENSION INVESTORS, LTD.; ACCELERATED HIGH YIELD INCOME FUND 1, LTD.; MP-DEWAAY FUND, LLC; MP FALCON FUND, LLC; and MACKENZIE SPECIFIED INCOME FUND, L.P. (collectively the "Purchasers") have extended the expiration date for their tender offer to purchase up to 125,000 Units of the Partnership through July 3, 2000, and have increased the purchase price to $15 per Unit, less the amount of any distributions declared or made with respect to the Units between May 5, 2000 and July 3, 2000, or such other date to which this Offer may be further extended.

     As of June 1, 2000, 1,000 Units had been tendered to the bidders by security holders and not withdrawn.

     For further information, contact Christine Simpson at the above address.